Exhibit 3.13

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BB ACQUISITION (PR), L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of BB Acquisition (PR), L.P. pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is BB Acquisition (PR), LP.

SECOND: Article Two of the Certificate of Limited Partnership shall be amended as follows:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 8th day of January, 2007.

BB Acquisition (PR), L.P.

By:

/s/ Drue Pounds
Name of General Partner:
Bumble Bee International (PR), Inc.
Drue Pounds, VP-Controller

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:23 PM 01/24/2007
Filed 8:03 PM 01/24/2007
SRV 070082972 – 3657193 FILE